Exhibit 10.2

Amendment Number One To

Development, Publishing and Distribution Agreement

This AMENDMENT NUMBER ONE TO DEVELOPMENT, PUBLISHING AND DISTRIBUTION AGREEMENT is entered into this     day of July, 2004, by and between IXIA, a California corporation doing business at 26601 West Agoura Road, Calabasas, CA 91302 (“Ixia”), and RADVIEW SOFTWARE, LTD., an Israeli corporation with corporate headquarters located at 7 New England Executive Park, Burlington, Massachusetts 01803 (“RadView”).

Ixia and RadView are parties to a certain Development, Publishing and Distribution Agreement dated February 7, 2003 (the “Agreement”).

Ixia and RadView hereby agree to modify and amend the Agreement as follows:

1.             All capitalized terms used herein shall have the meanings set forth in the Agreement.

2.             Notwithstanding anything to the contrary contained in Section 16.3.2 of the Agreement, in the event that Ixia exercises the Option, then Ixia shall have the right, in its sole discretion, to pay RadView a one-time payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) in lieu of paying royalties under Section 16.3.2 above (the “In-Lieu Payment”), which payment shall be in addition to the Option Exercise Fee.  In the event Ixia chooses to pay the In-Lieu Payment, Ixia shall pay the In-Lieu Payment to RadView within five (5) days after Ixia receives from RadView all Source Materials in accordance with Section 13.2 of the Agreement.  Upon receipt by RadView of the In-Lieu Payment, Ixia shall have no obligation to pay, and RadView shall have no right to receive, any royalties with respect to the Products, under any circumstances whatsoever.  Ixia acknowledges and agrees that, following its exercise of the Option, Ixia shall be solely responsible for licensing any third party software required by it to incorporate enabling keys in the Products, (including, without limitation paying any applicable license fees for such software); provided, however, that for such period of time during the term of the Agreement when Ixia is reselling the Products using enabling keys provided by RadView then RadView shall be responsible for the royalties attributable to the enabling keys provided by RadView.  The third party software currently used by RadView for creating enabling keys is FlexLM by Macrovision.  In the event that there is any third party software required by Ixia to incorporate enabling keys in the Products, but which is not disclosed in this Amendment Number One, RadView shall be solely responsible for, and shall timely make, any payments with respect to such third party software which arise in connection with the generation of the enabling keys for, and/or incorporating the enabling keys into, the Products, whether such generation and/or incorporation is done by RadView or by Ixia.

3.             Ixia’s rights under Paragraphs 4 and 5 below are independent of whether Ixia chooses to pay the In-Lieu Payment or chooses to pay royalties as set forth in Section 16.3.2 of the Agreement.  Further, Ixia’s rights under Paragraphs 4 and 5 below are independent of each other, and Ixia is free to exercise its rights under one of Paragraphs 4 and 5 below without exercising its rights under the other.

4.             Notwithstanding anything to the contrary contained in Section 16.5 of the Agreement, in the event that Ixia exercises the Option, then Ixia shall have the right, in its sole discretion, to receive the technical assistance provided in Section 16.5 by sending Ixia personnel to RadView, in lieu of having RadView station

RadView personnel at Ixia.  If Ixia elects the foregoing alternative, Ixia may station up to three (3) Ixia engineers to RadView’s Tel Aviv R&D facility to work on transfer of knowledge for the WebLOAD technology, for a continuous period of up to ninety (90) days from the day the first Ixia engineer arrives (the “Onsite Period”).  The Onsite Period shall commence no later than August 15, 2004.  During the Onsite Period, RadView shall dedicate one (1) technically-knowledgeable project manager who will devote an average of one-half his or her weekly work hours during the Onsite Period.  In addition, RadView will bring in additional engineering resources as reasonably needed by the Ixia personnel.  RadView will keep a log of the hours of project management and engineering consulting services (such services, the “Transition Services”) provided to Ixia by RadView hereunder.  RadView shall provide up to six hundred forty (640) man-hours of Transition Services at no charge to Ixia (the “Transition Services Allowance”).  In the event that Ixia requests, and RadView provides, any Transition Services in excess of the Transition Services Allowance, such excess Transition Services shall be charged to Ixia at the rate of One Hundred United States Dollars (US$100) per man-hour, provided that RadView shall not be required to provide more than eight hundred (800) man-hours of such excess Transition Services.  In any event, Ixia’s right to receive Transition Services pursuant to this Paragraph 4 shall terminate upon the expiration of the Onsite Period unless otherwise agreed upon by the parties in writing.  Furthermore, if Ixia wishes to extend the Onsite Period, or if Ixia causes the Onsite Period to be interrupted (other than because of a force majeure event) and wishes to have the time made up after the calendar date on which the Onsite Period would have ended if there had been no interruption, then Ixia may only do so with RadView’s consent, in RadView’s sole discretion.  If Ixia elects to send its engineers to RadView’s site in Israel, as outlined above, Ixia may still request, and RadView shall provide, on a mutually agreeable schedule, up to two man weeks of engineering support services at Ixia’s site in California in order to facilitate an early transition of development capabilities.  Ixia shall be responsible for all reasonable travel-related expenses incurred by the RadView personnel going to Ixia’s site, in accordance with Section 16.5 of the Agreement.   In addition, all such support services shall be deemed Transition Services for purposes of this Amendment and shall be counted toward the Transition Services Allowance defined above.

5.             If Ixia exercises the Option, then Ixia shall have the right, which must be exercised, if at all, not later than one hundred twenty (120) days after the effective date of the exercise of the Option (as such date is defined in Section 16.2 of the Agreement), but not the obligation, to hire, subject to the terms of this paragraph 5, one (1) senior engineer from a list of qualified RadView personnel, which list shall be agreed to by both Ixia and RadView.  RadView shall prepare such list making a good faith effort to identify well-qualified senior engineers who might be willing to relocate to Ixia’s facility in Calabasas, California, USA. If Ixia elects to exercise the above-referenced right to hire, its exercise shall conform to the following procedure, any such exercise to be completed within the above-referenced one hundred twenty (120) day period.  Ixia may make one or more offers of employment to and enter into negotiations with any one candidate on the candidate list.  If such candidate accepts an offer of employment with Ixia, then Ixia’s right to hire as set forth in this paragraph shall automatically expire and be of no further force or effect.  If the first candidate refuses Ixia’s offers of employment, and Ixia elects to pursue a different candidate from the candidate list, then (a) Ixia shall notify RadView of such determination, and (b) Ixia’s right to hire the first candidate to whom it offered employment shall automatically terminate and Ixia shall have no further right to hire such candidate under the terms of this paragraph even if such candidate should request employment from Ixia.  Ixia may then follow the same procedure with the second, and if applicable, third candidate from the agreed upon list; in each case, Ixia shall automatically relinquish all rights to solicit and/or hire the candidate(s) previously solicited. If the third candidate refuses Ixia’s offers of employment, then Ixia shall have no further right under this paragraph 5 to hire any RadView employee.  The limitation that Ixia may only hire one (1) of those three (3) candidates shall continue to apply in full at all times during which Ixia has the right under this Paragraph 5 to hire any RadView senior engineer.  The right to hire any one of those candidates shall automatically expire at the end of the one hundred twenty (120) day period whether or not Ixia has made offers of employment to any candidate.  RadView agrees not to solicit any candidate with counter offers or other enticements, or to do anything to discourage any candidate from agreeing to interview with Ixia or from accepting an offer of employment from Ixia.  Ixia and RadView both acknowledge that this recruitment effort must be handled in a discreet and confidential manner so as to not to disrupt the normal operations of the RadView engineering department.  RadView does not represent, warrant or guarantee that any of the candidates will accept any offer of employment from Ixia.  This paragraph 5 provides a limited right to Ixia to hire one (1) RadView employee from the list of qualified candidates referenced above.  In no event shall any provision of this paragraph be construed to qualify, limit or diminish the force and effect of Section 26.11 of the Agreement except to the extent expressly provided above.  Furthermore, in consideration of the solicitation and hiring right set forth above, Ixia agrees that the period of applicability of Section 26.11 (No Hire) of the Agreement shall be extended through the date falling two (2) years following the expiration of the Onsite Period (including any extensions thereof which may be agreed to by the parties).

6.             The parties agree that Section 16.6.5 of the Agreement should be revised to read as follows:

“In addition, following Ixia’s exercise of the Option and payment of the Option price and for so long as Ixia is paying royalties to RadView hereunder, RadView, shall periodically and as available, provide Ixia with the Source Materials relating to new releases, and shall also, at the end of such royalty payment period, deliver to Ixia the Source Materials for the most current version of the Products then being shipped by RadView.”

Further, in the event that Ixia exercises the Option and makes the In-Lieu Payment instead of paying royalties, RadView’s obligations, and Ixia’s rights, under Section 16.6.5 of the Agreement, shall nonetheless apply fully, except that the period of RadView’s obligations and Ixia’s rights under such Section 16.6.5 shall end on the first (1st) anniversary of the effective date of Ixia’s exercise of the Option (the “Post-Option Support Period”).  .  Without limiting or qualifying the rights of either party under Section 16.6.5, the parties agree that during the Post-Option Support Period, if Ixia identifies a deficiency in the Source Materials delivered by RadView, Ixia shall notify RadView of such deficiency and RadView shall promptly deliver such additional Source Materials as may address such deficiency if such additional materials are then in existence and available, it being understood and agreed to by both parties that nothing in this Amendment shall be construed as requiring RadView to develop new or additional materials for any reason whatsoever.

7.             Except as expressly set forth herein, the Agreement shall be and remain in all respects as it now is, and each party retains all of its respective rights under the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

IXIA		RADVIEW SOFTWARE LTD.

By:	/s/ ERROL GINSBERG	By:	/s/ ILAN KINREICH

Name:	Errol Ginsberg	Name:	Ilan Kinreich

Title:	President and CEO	Title:	President and CEO

Date:	July 7, 2004	Date:	July 7, 2004